Exhibit 99.2

FOR IMMEDIATE RELEASE

LF Capital Acquisition Corp. II Announces Closing of its Initial Public Offering

And Full Exercise of Underwriter’s Over-Allotment Option

DALLAS, TX, November 19, 2021 – LF Capital Acquisition Corp. II (the “Company”) today announced the closing of its initial public offering of 25,875,000 units at a price of $10.00 per unit, which includes 3,375,000 units issued pursuant to the full exercise of the underwriter’s over-allotment option, for aggregate gross proceeds to the Company of $258,750,000. The Company’s units began trading on the Nasdaq Global Market under the ticker symbol “LFACU” on November 17, 2021. Each unit consists of one share of the Company’s Class A common stock, par value $0.0001 per share, and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the Nasdaq Global Market under the symbols “LFAC” and “LFACW,” respectively.

Jefferies LLC is serving as sole book-running manager for the offering.

The offering was made only by means of a prospectus, copies of which may be obtained from Jefferies LLC, at Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, New York 10022, telephone: (877) 821-7388 or email: Prospectus_Department@Jefferies.com, or by visiting EDGAR on the SEC’s website, www.sec.gov.

A registration statement on Form S-1, including a prospectus, relating to the securities was declared effective by the Securities and Exchange Commission (“SEC”) on November 16, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and the prospectus for the Company’s offering filed with the SEC. Copies of such documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

Scott Reed
President, Chief Executive Officer
LF Capital Acquisition Corp. II
(214) 740-6105
sreed@lfcapital.co